Exhibit 99.1
SCOLR Pharma, Inc. Reports Third Quarter 2009 Financial Results

Bothell, WA, November 6, 2009, - SCOLR Pharma, Inc. (AMEX: DDD) today reported financial results for the three and nine months ended September 30, 2009.

Stephen J. Turner, SCOLR Pharma's President and CEO, said, “We continue to advance discussions related to licensing our 12-hour ibuprofen formulation. Several potential partners have committed significant resources in time, personnel and external resources as they evaluate the potential commercial and/or licensing opportunity.  In the nutraceutical area, we have increased our sales and marketing efforts and are optimistic we will be able to expand our existing revenue streams from extended release supplements.   Royalties received from Perrigo continue to improve on a quarterly basis, and we expect to see further increases as we expand the reach of our products to new customers. In addition, we have made significant strides in support of our recent marketing efforts on new product offerings outside of the Perrigo relationship both within the US and abroad.  We expect to be able to introduce newly formulated products in 2010 based on our meetings with numerous international, national and regional retailers and potential partners.

We continue to make progress in reducing our operating expenses including reductions in salary and rent expenses. We renegotiated the lease for our corporate facility to reduce the amount of leased space to 15,615 square feet from 20,468 square feet and reduce our rental payments. In addition, effective November 1, 2009, the Company will be allowed to pay up to $18,000 of its monthly rent for twelve months through draw downs on the letter of credit which secures the lease. In addition, we eliminated one executive position and reduced base salaries for two executive officers. These additional savings will provide us the opportunity to preserve our capital and improve our position for the future.”

Total revenues, which consist of royalty revenue from our collaboration agreements, increased 11%, or $25,343 to $261,651 for the three months ended September 30, 2009, compared to $236,308 for the same period in 2008. Total revenues decreased 15%, or $117,223 to $664,212 for the nine months ended September 30, 2009, compared to $781,435 for the same period in 2008. Royalty revenues result from our relationship with Perrigo and reflect changes in the level of sales by Perrigo.

Marketing and selling expenses decreased 53%, or $62,489 to $54,351 for the three months ended September 30, 2009, compared to $116,840 for the same period in 2008 and decreased 63%, or $345,177 to $200,402 for the nine months ended September 30, 2009, compared to $545,579 for the same period in 2008. These decreases are due to a reduction in personnel related expenses due to reduction in personnel and lower advertising and tradeshow expenses.

Research and development expenses decreased 75%, or $1.7 million to $572,189 for the three months ended September 30, 2009, compared to $2.3 million for the same period in 2008 and decreased 50%, or $2.2 million to $2.2 million for the nine months ended September 30, 2009, compared to $4.4 million for the same period in 2008. These decreases were primarily due to our decision to defer development activities on certain projects pending additional funding and a reduction in personnel related expenses due to personnel reductions.

General and administrative expenses increased 29%, or $273,061 to $1.2 million for the three months ended September 30, 2009, compared to $947,684 for the same period in 2008, and increased 3%, or $104,665, to $3.3 million for the nine months ended September 30, 2009, compared to $3.2 million for the same period in 2008. These increases were primarily due to severance costs associated with the resignation of our former CEO, and increased investment banker activities. These increases were offset by decreases in non-cash share based compensation expense director’s and shareholder relations expenses and insurance premiums.

In May 2008, we entered an agreement to terminate the lease for our former corporate facility for consideration of $4.1 million which was recognized as a reduction to operating expense in September 2008. Under the terms of the agreement, we received $1.0 million upon execution of the agreement and the remaining $3.1 million in September 2008, at the time we vacated the premises. We incurred costs of $116,867 related to relocation to our new facility and the lease buyout which were recognized in operating expense in September 2008.

Other income decreased 98%, or $41,608 to $948 for the three months ended September 30, 2009, compared to $42,556 for the comparable period in 2008, and decreased 96%, or $186,746 to $8,548 for the nine months ended September 30, 2009, compared to $195,294 of net income for the same period in 2008. These decreases were due to a decrease in interest income due to lower cash balances.

Net loss increased $2.5 million to $1.6 million for the three months ended September 30, 2009, compared to $890,371 of net income for the same period in 2008, and the net loss for the nine months ended September 30, 2009, increased 57%, or $1.8 million to $5.1 million, compared with a net loss of $3.2 million for the same period in 2008. The increased net loss reflects the net impact of the non-recurring $4.0 million income recognized in the prior year for the facility lease buyout.

We had approximately $1.9 million in cash and cash equivalents, and $473,711 in restricted cash as of September 30, 2009. Based on our current operating plan, we anticipate that our existing cash and cash equivalents, together with expected royalties from third parties, will be sufficient to fund our operations through February 2010, unless unforeseen events arise that negatively impact our liquidity. In the event we are unsuccessful generating additional revenues or raising additional funds, we will have to substantially reduce our operations to preserve capital or seek bankruptcy protection or otherwise wind up our business.

In addition to our efforts to enter into alliances and licensing agreements, we plan to continue to seek access to the capital markets to fund our operations. We filed a shelf registration statement in the amount of $40 million which was declared effective by the Securities and Exchange Commission on November 25, 2008 under which we may offer from time-to-time, one or more offerings of securities up to an aggregate public offering price of $40 million. However, the financial markets have been very difficult for companies at our development stage and financial condition and financing may not be available on favorable terms or at all. Additionally, we received notice from the NYSE Amex that we are not in compliance with continued listing requirements. Our inability to maintain listing of our common stock on the NYSE Amex may further limit our ability to access the capital markets. Any issuance of additional securities could be dilutive to our existing stockholders.

About SCOLR Pharma:

Based in Bothell, Washington, SCOLR Pharma, Inc. is a specialty pharmaceutical company. SCOLR Pharma’s corporate objective is to combine its formulation expertise and its patented CDT platform to develop novel pharmaceutical, over-the-counter (OTC), and nutritional products. Our CDT drug delivery platforms are based on multiple issued and pending patents and other intellectual property for the programmed release or enhanced performance of active pharmaceutical ingredients and nutritional products. For more information on SCOLR Pharma, please call 425.368.1050 or visit http://www.scolr.com/.

This press release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including activities, events or developments that we expect, believe or anticipate will or may occur in the future. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including our ability to raise additional funds or enter strategic alliances, advance development of our potential products and complete research and development, including pre-clinical and clinical studies, the continuation of arrangements with our product development partners and customers, competition, government regulation and approvals, and general economic conditions. For example, we may not obtain regulatory approval for our products, which would materially impair our ability to generate revenue. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstances.

SCOLR Pharma, Inc.

CONDENSED BALANCE SHEETS
(Unaudited)

	September 30, 2009	December 31, 2008
ASSETS
Current Assets
Cash and cash equivalents	$1,946,908	$6,363,243
Accounts receivable	240,363	177,253
Interest and other receivables	6,282	1,157
Prepaid expenses and other assets	285,807	286,539
Total current assets	2,479,360	6,828,192
Property and Equipment — net of accumulated depreciation of $1,245,400 and $1,289,844, respectively	555,364	790,947
Intangible assets — net of accumulated amortization of $493,671 and $465,724, respectively	564,359	557,639
Restricted cash	473,711	473,711
	$4,072,794	$8,650,489

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$26,102	$238,701
Accrued liabilities	633,277	668,694
Current portion of term loan	—	87,850
Total current liabilities	659,379	995,245

Deferred rent	271,790	310,010
Long-term portion of term loan	—	23,269
Total liabilities	931,169	1,328,524

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, authorized 5,000,000 shares, $.01 par value, none issued or outstanding	—	—
Common stock, authorized 100,000,000 shares, $.001 par value 41,098,270 and 41,130,270 issued and outstanding as of September 30, 2009, and December 31, 2008, respectively	41,098	41,130
Additional paid-in capital	72,138,140	71,255,901
Accumulated deficit	(69,037,613)	(63,975,066)
Total stockholders’ equity	3,141,625	7,321,965
	$4,072,794	$8,650,489

SCOLR Pharma, Inc.

CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Revenues
Royalty income	$261,651	$236,308	$664,212	$781,435
Total revenues	261,651	236,308	664,212	781,435

Operating expenses
Marketing and selling	54,351	116,840	200,402	545,579
Research and development	572,189	2,307,103	2,187,626	4,387,636
General and administrative	1,220,745	947,684	3,347,279	3,242,614
	1,847,285	3,371,627	5,735,307	8,175,829
Facility lease termination
Gain from lease buyout	—	(4,100,000)	—	(4,100,000)
Expenses related to relocation and lease buyout	—	116,867	—	116,867
Total facility lease buyout	—	(3,983,133)	—	(3,983,133)
Total operating (revenue) expenses	1,847,285	(611,506)	5,735,307	4,192,696
Income (loss) from operations	(1,585,634))	847,814	(5,071,095)	(3,411,261)

Other income (expense)
Interest income	948	45,858	12,060	205,530
Interest expense	—	(3,393)	(3,512)	(11,565)
Other	—	91	-	1,329
Total other income	948	42,556	8,548	195,294
Net income (loss)	$(1,584,686)	$890,370	$(5,062,547)	$(3,215,967)
Net income (loss) per share, basic and diluted	$(0.04)	$.02	$(0.12)	$(0.08)
Shares used in computing basic net income (loss) per share	41,098,270	41,130,270	41,098,270	41,110,684
Shares used in computing diluted net income (loss) per share	41,098,270	41,561,623	41,098,270	41,110,684

Contacts:
Investor Relations
info@scolr.com
SCOLR Pharma, Inc.
425-368-1050 ext 1080